EXHIBIT 99.2

NEWS RELEASE

DRESS BARN, INC. REPORTS THIRD QUARTER RESULTS

-- 3Q ‘07 Comparable Sales Increase 2 Percent --
-- 3Q ‘07 Earnings Increase 15 Percent --
-- maurices Introducing Female Plus-Sizes --
-- Raises Earnings Guidance for Fiscal 2007 --
-- Changes Sales Reporting Schedule --

SUFFERN, NY - MAY 30, 2007 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal third quarter ended April 28, 2007.

Fiscal Third Quarter Results

Net sales for the fiscal third quarter ended April 28, 2007 increased 6% to $347.9 million compared to $327.2 million for the fiscal third quarter ended April 29, 2006. Comparable store sales increased 2% compared to a 7% increase for the same fiscal quarter last year.

Net earnings for the fiscal third quarter ended April 28, 2007 increased 15% to $23.1 million, or $0.33 per diluted share. This compares to net earnings of $20.0 million, or $0.29 per diluted share for the comparable fiscal quarter last year.

Fiscal Nine-Month Results

Net sales for the fiscal nine months ended April 28, 2007 increased 9% to $1.05 billion compared to $957.0 million reported for the comparable fiscal nine-month period ended April 29, 2006. Comparable store sales increased 5% compared to a 9% increase for the same fiscal nine-month period last year.

Net earnings for the fiscal nine months ended April 28, 2007 increased 24% to $67.6 million, or $0.97 per diluted share. This compares to net earnings of $54.5 million, or $0.81 per diluted share for the comparable period last year.

Quarterly Commentary

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We were pleased with our overall third quarter results. In general, the business is strong, reinforcing our belief that our spring/summer offerings are fashion-right. dressbarn and maurices showed sales strength across a variety of merchandise categories during the period, with dress selling particularly strong and enjoying one of the most successful seasons to date. Our merchandising teams have done a tremendous job, and we are particularly pleased with the strong sales momentum shown through May.”

“As a strategic initiative to improve our performance even further, maurices is in the process of re-merchandising a portion of the store footprint by exiting the underperforming men’s business and introducing female plus-sizes. This is a key brand builder allowing maurices to focus on a similar and related group of customers. We expect to launch plus-sizes at maurices by mid-June and are excited about the potential of the line, which, we believe, will enhance sales productivity.”

“Our solid balance sheet continues to strengthen and our operations are generating strong cash flows. Overall, given the recent increased sales trends, we are comfortable with our inventory levels going forward, and we remain optimistic that the improved sales trends will continue through the remainder of our fiscal fourth quarter.”

Raises Fiscal July, 2007 Earnings Guidance

As a result of third quarter results, and the better-than-expected May sales performance announced this morning, the Company is raising its earnings per share guidance for the full fiscal year ending July 28, 2007 to the range of $1.38 to $1.40 from its previous earnings per share guidance of $1.30 to $1.35.

Change In Sales Reporting Schedule Effective Fiscal Year 2008

As previously announced, beginning with the first fiscal quarter ending October 27, 2007, and consistent with practices at other retailers, the Company will begin reporting consolidated sales and comparable store sales on a quarterly basis, and will discontinue reporting sales results on a monthly basis.

Conference Call Information

The Company will host a conference call today, May 30, 2007 at 8:30 AM Eastern Time to review its fiscal third quarter financial results followed by a question and answer session. Parties interested in participating in the conference call should dial-in five minutes prior to the conference call at (617) 786-2964; the passcode is 37652413. The conference call will also be simultaneously broadcast at www.dressbarn.com. A recording of the conference call will be available shortly after its conclusion and until June 2, 2007 by dialing (617) 801-6888; the passcode is 80967082.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of May 26, 2007, the Company operated 823 dressbarn stores in 46 states and 587 maurices stores in 42 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006 and Form 10-Q for the quarter ended January 27, 2007.

The conference call will be recorded on behalf of Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	April 28,		April 29,		April 28,		April 29,
	2007		2006		2007		2006

Net sales	$347,923	100.0%	$327,176	100.0%	$1,046,705	100.0%	$956,972	100.0%
Cost of sales, including
occupancy and buying costs	205,378	59.0%	193,764	59.2%	626,182	59.8%	573,720	60.0%
Gross profit	142,545	41.0%	133,412	40.8%	420,523	40.2%	383,252	40.0%
Selling, general and
administrative expenses	95,797	27.5%	89,076	27.2%	283,522	27.1%	258,614	27.0%
Depreciation and amortization	11,009	3.2%	10,279	3.1%	33,856	3.2%	30,852	3.2%
Operating income	35,739	10.3%	34,057	10.4%	103,145	9.9%	93,786	9.8%
Interest income	1,482	0.4%	804	0.2%	4,414	0.4%	1,428	0.1%
Interest expense	(1,282)	-0.4%	(1,243)	-0.4%	(3,731)	-0.4%	(4,158)	-0.4%
Other income	388	0.1%	381	0.1%	1,011	0.1%	1,144	0.1%
Earnings before income taxes	36,327	10.4%	33,999	10.4%	104,839	10.0%	92,200	9.6%
Income taxes	13,216	3.8%	13,968	4.3%	37,286	3.6%	37,689	3.9%
Net earnings	$23,111	6.6%	$20,031	6.1%	$67,553	6.5%	$54,511	5.7%

Earnings per share:
Basic	$0.37		$0.33		$1.09		$0.89
Diluted	$0.33		$0.29		$0.97		$0.81

Weighted average shares outstanding:
Basic	62,188		61,569		61,906		61,071
Diluted	69,574		70,229		69,852		67,640

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	April 28,	April 29,
ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	$63,603	$30,888
Restricted cash	-	100
Marketable securities and investments	152,813	104,287
Merchandise inventories	168,819	150,402
Deferred tax asset	8,755	-
Prepaid expenses and other	15,508	13,575
Total Current Assets	409,498	299,252

Property and Equipment	492,807	448,596
Less accumulated depreciation and amortization	238,455	213,662
Property and equipment, net	254,352	234,934

Intangible Assets, net	109,399	110,460
Goodwill	130,656	132,566
Other Assets	21,072	18,350
TOTAL ASSETS	$924,977	$795,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$108,233	$102,055
Accrued salaries, wages and related expenses	42,618	41,638
Other accrued expenses	47,239	42,592
Customer credits	20,070	17,218
Income taxes payable	-	8,031
Deferred tax liability	-	365
Current portion of long-term debt	1,195	1,133
Total Current Liabilities	219,355	213,032

Long-Term Debt	143,849	145,044
Deferred Rent and Other	62,158	46,650
Deferred Tax Liability	9,166	7,236
Total Liabilities	434,528	411,962
Shareholders' Equity	490,449	383,600
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$924,977	$795,562